Exhibit 99.2
AAH Holdings Corporation Successfully Completes Acquisition of
Factory Card & Party Outlet Corp.
Elmsford, NY, November 16, 2007 — AAH Holdings Corporation today announced the consummation of the merger of AAH Holdings’ indirect wholly-owned subsidiary, Amscan Acquisition, Inc., with and into Factory Card & Party Outlet Corp. (Nasdaq: FCPO), in accordance with the terms of the Agreement and Plan of Merger, dated as of September 17, 2007 (the “Merger Agreement”), among Amscan Holdings, Inc., Amscan Acquisition, and Factory Card & Party Outlet. Factory Card & Party Outlet common stock was suspended from trading on the Nasdaq Global Market as of the close of business on November 16, 2007. The merger followed the recently completed tender offer for all of the outstanding shares of Factory Card & Party Outlet common stock by Amscan Acquisition.
The merger of Amscan Acquisition and Factory Card & Party Outlet was consummated on November 16, 2007 without a meeting of the stockholders of Factory Card & Party Outlet in accordance with Delaware’s short-form merger statute and the Merger Agreement. As a result of the merger, Factory Card & Party Outlet is a wholly-owned subsidiary of Amscan Holdings, and each remaining outstanding share of Factory Card & Party Outlet common stock was converted into the right to receive $16.50 per share, net to the seller in cash, without interest and less any applicable withholding tax, other than shares held by Amscan Holdings, its subsidiaries or Factory Card & Party Outlet stockholders that perfect their rights to appraisal in accordance with Delaware law. Information will be mailed to former Factory Card stockholders who did not tender their shares in the tender offer explaining the steps to be taken to obtain the merger consideration or exercise statutory appraisal rights under Delaware law.
About AAH Holdings Corporation
AAH Holdings Corporation, a company primarily owned by Berkshire Partners, Weston Presidio and AAH Holdings management, designs, manufactures, and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. AAH Holdings’ retail division currently operates more than 428 company-owned stores and has approximately 330 franchise stores in the United States. After giving effect to the acquisition, AAH Holdings’ operating units will have annual sales of approximately $1.4 billion. Including the sales of franchisee-owned stores, total network sales will be approximately $2.0 billion. AAH Holdings also operates a division of temporary Halloween stores operating as Halloween USA. For more information, visit www.amscan.com and www.partycity.com.
Investor Contact:
Robert J. Small
AAH Holdings Corporation
(617) 227-0050
RSmall@BerkshirePartners.com